EXHIBIT 10.3

Principal Life Insurance Company Raleigh, NC 27612 1-800-999-4031 A member of the Principal Financial Group®	THE EXECUTIVE NONQUALIFIED “EXCESS” PLANSM

Service Agreement – Advantage Nonqualified Mutual Fund Financing

This agreement is made this 1st day of November, 2007, between Principal Life Insurance Company, an Iowa corporation, located at 711 High Street, Des Moines, IA 50392 and Quantum Fuel Systems Technologies Worldwide, Inc., located at 17872 Cartwright Rd., Irvine, CA 92614 (“Company”).

RECITALS:

Whereas, the Company has established a Nonqualified Executive Benefit Program and will use mutual funds as the financing method; and

Whereas, Principal Life Insurance Company is in the business of providing administrative services to companies offering: Nonqualified Executive Benefit Programs to certain of their eligible employees (the “executives”); and

Whereas, the Company wishes to retain Principal Life Insurance Company to provide administrative services for The Executive Nonqualified “Excess” PlanSM, hereinafter referred to as the “Plan”; and

Whereas, Principal Life Insurance Company is willing to provide such services and undertake such actions on the terms and conditions set forth in this Agreement,

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the undersigned parties agree as follows:

1.0	Appointment of Principal Life Insurance Company:

1.1	The Company hereby appoints Principal Life Insurance Company as its administrative service provider for the purposes and according to the terms set forth herein.

1.2	Principal Life Insurance Company hereby accepts such appointment, upon the terms and conditions set forth herein.

2.0	The Plan:

2.1	The Company agrees to provide Principal Life Insurance Company a copy of all plan documents, forms and administrative procedures regarding the Plan, and Such other information and documents needed by Principal Life Insurance Company to provide services to the Plan.

2.2	The Company agrees to promptly provide Principal Life insurance Company with all amendments or modifications to the Plan documents and all such other information as Principal Life Insurance Company may reasonably request to perform its duties.

2.3	The Company represents, acknowledges and agrees that Principal Life Insurance Company may rely on all documents and information provided to it by the Company as being complete and accurate.

2.4	The Company shall appoint one or more employees to act as its representative (“Company representative(s)”) to coordinate Plan administrative service matters with Principal Life Insurance Company.

3.0	Plan Implementation:

3.1	Principal Life Insurance Company agrees to assist the Company in implementing the Plan by providing the: services described in Appendix A to this Agreement

3.2	In consideration for its services under this Agreement, the Company shall pay or cause the Plan to pay Principal Life Insurance Company for services selected as set forth in Appendix B, “the Election of Services and Fees”.

4.0	Purchase and Redemption of Mutual Fund Shares:

4.1	The Company directs Principal Life Insurance Company to coordinate the Purchases and Redemptions of mutual funds shares in accordance with instructions provided by the Company.

4.2	Principal Life Insurance Company utilizes Princor Financial Services Corporation (“Princor”), a licensed broker-dealer and member of the National Association of Securities Dealers (“NASD”), as its broker-dealer for executing purchases and redemptions of mutual fund shares, Princor is a member company of The Principal Financial Group, Inc.

4.3	Principal Life Insurance Company will transmit Company’s instructions to Princor for mutual fund purchases and redemptions.

5.0	General Provisions:

5.1	Limitation of Administrative Duties.

5.1.1	The parties acknowledge and agree that Principal Life Insurance Company is not a fiduciary, trustee or administrator of the Plan.

5.1.2	The parties acknowledge and agree that Principal Life Insurance Company does not provide legal, accounting, tax or investment advisory services.

5.1.3	The parties acknowledge and agree that Principal Life Insurance Company merely transmits Company’s directions to the purchase of redemption of mutual fund shares to Princor. The parties further agree that Principal Life Insurance Company neither can nor does guarantee the execution of orders to purchase or redeem mutual fund Shares.

5.2	Limitation of Liability.

5.2.1	Principal Life Insurance Company shall not be responsible for any losses or damages to the Plan or the Company other than those resulting directly from Principal Life Insurance Company’s gross negligence or willful disregard of its duties Under this Agreement; provided, however, that in no event shall Principal Life Insurance Company be liable for any error of inaccuracy in the transmission of information because of a breakdown of failure of transmission or communication facilities,

5.2.2	Princor shall not be: responsible for any losses or damages to the Plan or the Company other than those resulting directly from Princor’s gross negligence or inability to act upon properly submitted instructions by Principal Life insurance Company.

5.2.3	Principal Life Insurance Company website is intended to provide summary information only and does not supersede reports, confirmations or other primary source documents.

5.3	Term.

5.3.1	This Agreement shall commence as of the date of this Agreement and continue until terminated by any party upon ninety-days (90) prior written notice.

5.3.2	Principal Life Insurance Company reserves the right to terminate this agreement for non-payment of any fees due by Company to Principal Life Insurance Company. Fees are due upon receipt and there is a ninety-day (90) grace period.

5.3.3	In the event that any party to this Agreement files a petition for bankruptcy, or loses any licenses required in order to perform the services contained herein, this Agreement shall be deemed to immediately terminate.

5.4	Termination. Termination of this Agreement shall not affect any other agreements between or among the parties.

5.5	Principal Life Insurance Company’s Authority. The Company hereby authorizes Principal Life Insurance Company to have access to all information contained in the Plan’s custodial accounts so as to permit Principal Life Insurance Company to provide the administrative services set forth in this Agreement.

5.6	Construction of this Agreement.

5.6.1	No provision of this Agreement shall fee construed so as to violate the Plan, or any law, rule, regulation or order of any federal or state governmental or regulatory authority, including, without limitation, tire Internal Revenue Code, ERISA, the Securities and Exchange Commission, NASD.

5.6.2	The parties agree that this Agreement shall be construed as though jointly drafted by the parties and according to the fair intent of the language as a whole add not for or against any party.

5.7	Amendments of Modifications. This Agreement may be amended or modified only in writing signed by both of the parties.

5.8	Authorization. Each of the parties represents that it has duly authorized the execution, delivery, and performance of this Agreement and that this Agreement is a valid and binding obligation.

5.9	Entire Agreement. This Agreement sets forth the entire understanding of the parties with regard to the matters set out herein.

5.10	Governing Law. This Agreement shall be governed by the laws of the State of North Carolina without regard to conflict of law principles.

5.11	Assignment. This Agreement may not be assigned by any party without the written consent of the other party. Any attempted assignment without such consent shall be void and of no effect.

5.12	Performance of Functions. Principal Life Insurance Company, to the extent it deems necessary or appropriate, may engage an affiliate or outside agent to perform any functions described in this Agreement as appropriate or required by law. Compensation to such affiliate or outside agent, if any, shall be paid by Principal Life Insurance Company and will not change the fee structure described in this Agreement.

5.13	Confidentiality. The parties acknowledge that during, the course of this Agreement they may receive or learn confidential, business, proprietary or other like information concerning each other (the “Confidential Information”). The parties agree to keep all Confidential. Information strictly confidential and not to disclose to party third party any Confidential Information without the prior written consent of the other. Further, each party covenants and agrees that It will not appropriate any Confidential Information to its own use or to the use of any third party. The parties agree to take at least such precautions to protect the Confidential Information as it takes to protect its own confidential and proprietary information.

5.13.1	Upon learning of any unauthorized disclosure or use of Confidential Information, a party shall notify the other party promptly and cooperate fully to protect such Confidential Information.

5.13.2	If a party believes it is required by law, subpoena or court order to disclose any Confidential Information, then such party shall promptly notify the other party and provide a copy of the subpoena, court order or other demand and make reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief.

5.1.4	Notice. For purposes of this Agreement, Notice shall be considered to have been given, if it is provided by one Party to the other by U.S. mail or nationally recognized overnight courier to the following mailing addresses:

Principal Life Insurance Company

4141 ParkLake Avenue

Suite 400

Raleigh, NC 27612

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Brian Olson

17872 Cartwnght Rd.

Irvine, CA 92614

IN WITNESS WHEREOF, this Agreement is executed as of the date above written.

Quantum Fuel Systems Technologies Worldwide, Inc.		Principal Life Insurance Company

By:	/s/ BRIAN OLSON	By:	/s/ Gary L.D.

Its:	CFO	Its:	Vice President

APPENDIX A

PRINCIPAL LIFE INSURANCE COMPANY

PLAN LEVEL SERVICES

1.0	INITIAL PLAN REVIEW: Principal Life Insurance Company will review Plan documents to make sure they coordinate with Principal Life Insurance Company’s administrative capabilities.

2.0	PLAN IMPLEMENTATION: Principal Life Insurance Company will provide the following services to assist the Company in implementing and administering the Plan;

2.1	Prepare prototype Plan documents for legal review.

2.2	Prepare enrollment material, review Plan communications with eligible employees/Plan members (“executives”), and help organize enrollment meetings and presentations.

2.3	Set up Plan liability administration system to track executives’ account balances.

3.0	PLAN FINANCING:

3.1	Based upon the mutual funds selected by the Company (maximum of 25), Principal Life Insurance Company will transmit to Princor the necessary information so that Princor can create the proper accounts with each of the fund families selected.

3.2	Instruct Company representatives on electronic wire transfer procedures generally.

4.0	PLAN ADMINISTRATIVE SERVICES:

4.1	Plan-level administrative services;

4.l.1	Principal Life Insurance Company shall provide internet access to Company to view Plan values and allocation designations made by each participating executive.

4.1.2	Principal Life Insurance Company shall provide a Plan liability report to Company showing accounting; for Plan expenses.

4.13	Principal Life Insurance Company shall provide a Plan asset report reflecting values of the Mutual fund accounts at a frequency as selected by Company in Appendix B.

4.1.4	Principal Life Insurance Company shall provide such general payroll and accounting record keeping assistance, as Company shall request.

4.2	Executive-Level Administrative Services:

4.2.1	Principal Life Insurance Company shall provide internet access to each executive to view his or her account values and allocation selections, plus detailed fund information and performance history supplied to Principal Life Insurance Company by an investment information provider.

4.2.2	Principal Life Insurance Company shall provide executive statements, as selected by Company in Appendix B, identifying each executive’s account values, allocation selections, and supplemental supporting information.

4.2.3	Principal Life Insurance Company shall provide toll-free telephone numbers for executives to make account inquiries during business hours. (U.S. residents only)

5.0	ASSET ADMINISTRATION: The Company will hold mutual funds in its name (or a Trust) with each fund company. The Company will receive fund statements and related tax documents directly from the individual fund houses or Princor via Principal Life Insurance Company.

5.1	The Company will administer supporting assets. That is, the Company will monitor the relationship between the Plan liability portfolio and the supporting asset mutual fund portfolio. Principal Life Insurance Company will provide Company with access to an allocation comparison report on Principal Life Insurance Company website. Company will contact Principal Life Insurance Company and direct fund transfers as it deems appropriate.

5.2	The Company may elect to deliver standing directions to Principal Life Insurance Company to monitor and attempt to maintain a balance designated by the Company between the overall asset and liability portfolios of the Plan. The Company directs Principal Life Insurance Company to communicate trade instructions to Princor so as to maintain the portfolio balance designated by the Company.

5.2.1	The Company acknowledges and agrees that an “attempt to maintain a balance” does not mean that the Plan’s asset portfolio will exactly mirror its liability portfolio.

5.2.2	Principal Life Insurance Company agrees to monitor the relationship between the asset and liability portfolio on each day that the New York Stock Exchange is open for business.

5.2.3	On each such day that it monitors the portfolio, Principal Life Insurance Company will adjust the assets as needed to maintain the balance designated by the Company; except, however, that no such action will be taken unless a fund is off balance by more than the percentage designated by the Company in Appendix B.

5.2.4	The Company will receive confirmation statements from the mutual fund companies on any day that mutual funds are traded in the Plan account.

APPENDIX B

ELECTION OF SERVICES AND RELATED FEES

1.0	Plan Set Up Fees: (Plan set up fees are nonrefundable.)

One Time Plan Set Up Fee:	$ 1,000.00	($1,000 minimum for existing plans, subject to revised quotation after due diligence review.)

Per Enrollment Kit Fee:	$ 5.00	(Waived if enrollment kits are emailed.)

2.0	Annual Record Keeping Fees: (billed quarterly)

Plan Fee:	$ 5,000,00.

Participant Fee: (per # of active participants)
1 - 25	$ 200.00
26 - 100	$ 175.00
100 +	$ 150.00

Service Fee: (valued as an average daily balance mutual funds)
Principal Investor and Russell Lifepoint Funds – no service fee Access Funds – 0.20% of Access Mutual Fund assets

3.0	Miscellaneous Service Fees:

Amendment of the executed

Adoption Agreement:	$ 100.00/amendment

Custom requests:	To be quoted

4.0	Participant Statements: (Check desired services)

☒	Executive(s) Statements mailed in bulk to company contact

☐	Executive(s) Statements mailed to their personal residences @ $2,00/each statement mailed

5.0	Asset Administrative Services: (Please check one option)

☐	Company will administer supporting assets as described in section 5.1 of Appendix A.

☒	Company elects to deliver standing instructions to Principal Life Insurance Company for monitoring supporting assets as described in section 5.2 of Appendix A.

•	If standing instructions to Principal Life Insurance Company is selected, please indicate maximum percentage tolerance per fund: 5%. (Minimum of 1%).